EXHIBIT 23.13



November 29, 2004



Board of Directors
Integral Technologies Inc.
3-1070 West Pender Street
Vancouver, BC  V6E 2N7

Dear Sirs:


We consent to the incorporation in the Registration Statement on Form SB-2 of our report dated September 23, 2004 relating to the consolidated balance sheets of Integral Technologies Inc. as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 2004, 2003 and 2002 and the period from February 12, 1996 (inception) through June 30, 2004. We also consent to the use of our name in the section "Experts".

/s/ Pannell Kerr Forster

CHARTERED ACCOUNTANTS
Vancouver, Canada


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